EXECUTION VERSION


                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement") dated as of January 7, 2007, by and among Forest Oil Corporation, a New York corporation ("Parent"), MJCO Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and JANA Master Fund, Ltd., a Cayman Islands exempted company, and JANA Piranha Master Fund, Ltd., a Cayman Islands exempted company (the "Stockholders").

     WHEREAS, the Stockholders desire that The Houston Exploration Company, a Delaware corporation (the "Company"), Parent and Merger Sub enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement";
undefined capitalized terms herein are defined in the Merger Agreement) providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation, and immediately thereafter, the merger of the Company with and into Parent, with Parent continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement (the "Mergers"); and

     WHEREAS, the Stockholders are executing this Agreement as an inducement to Parent and Merger Sub to enter into and execute the Merger Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by Parent of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     1.   Representations and Warranties.

     (a)  Each Stockholder represents and warrants to Parent as follows:

          (i) The Stockholder is the record or beneficial owner of that number of shares of capital stock of the Company set forth opposite the
     Stockholder's name on SCHEDULE A (such shares, whether owned by the Stockholder or a permitted transferee pursuant to SECTION 5(a), referred to herein as the "Subject Shares"). The Subject Shares constitute the only shares, with respect to which the Stockholder is the record or beneficial owner, of capital stock of the Company or options, warrants or other rights (whether or not contingent) to acquire such shares of capital stock of the Company that are or may be entitled to vote on the Mergers or the Merger Agreement at any meeting of the Company's stockholders called to vote upon the Mergers or the Merger Agreement. The Stockholder has the sole right to vote and Transfer (as defined herein) the Subject Shares set forth opposite its name on SCHEDULE A, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except (A) as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation) and (B) those arising under applicable securities laws. The Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of



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     its obligations hereunder have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the
     effect  of   general   principles   of  equity   (regardless   of   whether
     enforceability is considered in a proceeding at law or in equity) (collectively, the "Enforceability Exceptions").

          (ii) Neither the execution and delivery of this Agreement nor the performance by the Stockholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) if the Stockholder is an entity, any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind (other than as may relate to the Pledged Shares) to which the Stockholder is a party or bound or to which the Subject Shares are subject, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair the Stockholder's ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by the Stockholder will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Subject Shares, except (x) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair the Stockholder's ability to perform its obligations hereunder.

          (iii) The Subject Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (A) any such encumbrances arising hereunder, or (B) any such encumbrances arising pursuant to the pledge of any Subject Shares by the Stockholder to a financial institution or a brokerage firm (the "Pledged Shares"); provided, however, that the Stockholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair the Stockholder's ability to execute and deliver this Agreement or perform its obligations hereunder.

          (iv) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission based upon arrangements made by or on behalf of the Stockholder in connection with its entering into this Agreement.

          (v) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.


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     (b)  Parent  represents and warrants to the Stockholders that the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.

     2. Voting Agreements. During the Term (as defined below) of this Agreement, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought therefor, each Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares: (a) in favor of the Mergers, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated thereby and
(b) against any transaction, agreement, matter or any Acquisition Proposal that would impede, interfere with, delay, postpone or attempt to discourage the Mergers and the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, if for any reason prior to Closing, Parent's entry into this Agreement would result in Parent becoming an "interested stockholder" within the meaning of Section 203 of the DGCL, the number of Subject Shares automatically shall be reduced and shall be deemed to be one share less than the number of shares of capital stock of the Company that, if subject to this Agreement, would cause Parent to be deemed to be an "interested person" within the meaning of
Section 203 of the DGCL. The parties agree that the Stockholders have reserved all of their rights with respect to, and have no agreement, arrangement or understanding with Parent or Merger Sub relating to, the shares of capital stock of the Company other than the Subject Shares (as defined herein and as adjusted by operation of the immediately preceding sentence).

     3. Irrevocable Proxy. Each Stockholder hereby appoints Parent as its proxy during the Term to vote all of the Stockholder's Subject Shares at any meeting of stockholders of the Company (including any adjournments and postponements thereof) on the matters described in SECTION 2, and to execute and deliver any written consents to fulfill the Stockholder's obligations under this Agreement, in each case to the extent, but only to the extent, such Subject Shares are not voted by the Stockholder in accordance with SECTION 2. This proxy is coupled with an interest and is irrevocable until the end of the Term; provided that the Stockholder may grant revocable proxies voting its shares in accordance with SECTION 2.

     4. Revocation of Other Proxies. To the extent inconsistent with the other provisions of this Agreement or the Merger Agreement, each Stockholder hereby revokes any and all previous proxies with respect to the Stockholder's Subject Shares.

     5. Other Covenants. Each Stockholder agrees with, and covenants to, Parent as follows:

     (a) During the Term, the Stockholder shall not after the date hereof (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any Subject Shares or any interest therein, except pursuant to the Mergers, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Subject Shares or any interest therein, (iii) except as expressly permitted by this Agreement, grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that the


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Stockholder may Transfer any of the Subject Shares to any Person  (provided that the transferee of such Subject Shares evidences in a writing reasonably satisfactory to the other parties hereto such transferee's agreement to the terms hereof, including the voting obligations with respect to such Subject Shares set forth in SECTION 2), unless such Person is then a party to this Agreement; provided, further, that a pledge of Pledged Shares made in accordance with Section 1(a) shall not be deemed to be a violation of the restrictions in this SECTION 5.

     (b) During the Term, the Stockholder shall not take any action prohibited by Section 5.3 of the Merger Agreement that would be prohibited if it were a Representative of the Company.

     6. Certain Events. This Agreement and the obligations hereunder shall attach to each Stockholder's Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Subject Shares, the number of Subject Shares listed on SCHEDULE A beside the name of each Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any such additional Subject Shares.

     7. Stockholder Capacity. No affiliate of any Stockholder who is or becomes during the Term a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in its capacity as the record or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares.

     8. Further Assurances. Each Stockholder shall, upon request and at the expense of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.

     9. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (a) the Merger I Effective Time, (b) the date upon which the Merger Agreement is terminated in accordance with its terms, (c) the date of a Company Adverse Recommendation Change, (d) the date of any material amendment to the Merger Agreement that is adverse to the Company or its stockholders (including, without limitation, any decrease in or change in the form of the consideration to be paid to stockholders or the addition of any material obligation or liability on the part of the Company or its stockholders) or waiver of any material condition in the Merger Agreement to the Company's obligation to close the transactions contemplated thereby, or (e) September 30, 2007 (such period from the date hereof until such termination is referred to herein as the "Term"); provided, however, that (x) SECTION 10 shall survive any termination of this Agreement and (y) termination of this Agreement pursuant to clauses (b), (c) or (e) above shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination.

     10.  Miscellaneous


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     (a)  All notices,  requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the appropriate address set forth in Section 8.4 of the Merger Agreement; and (ii) if to a Stockholder, to the appropriate address set forth on Schedule A.

     (b) Each party submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Stockholder when one or more counterparts have been signed by each of Parent, Merger Sub and such Stockholder and delivered to Parent, Merger Sub and such Stockholder.

     (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person (other than Parent) any rights or remedies hereunder.

     (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent or as expressly provided by SECTION 5(a). Any assignment in violation of the foregoing shall be void.

     (h) As between the Stockholders and Parent, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce


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specifically the terms and provisions of this Agreement,  this being in addition to any other remedy to which it may be entitled at law or in equity.

     (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

     (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                            [SIGNATURE PAGE FOLLOWS]





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     IN WITNESS WHEREOF,  Parent,  Merger Sub and each Stockholder  party hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                             FOREST OIL CORPORATION


                             By: /s/ H. Craig C1ark
                                 --------------------------------------
                             Name: H. Craig C1ark
                             Title:  President and Chief Executive Officer


                             MJCO Corporation


                             By: /s/ Cyrus D. Marter IV
                                 --------------------------------------
                             Name: Cyrus D. Marter IV
                             Title:  Vice President and Secretary


                             JANA MASTER FUND, LTD.

                             By:  JANA Partners LLC, its Investment Manager


                             By: /s/ Barry Rosenstein
                                 --------------------------------------
                             Name: Barry Rosenstein
                             Title: Managing Partner


                             JANA PIRANHA MASTER FUND, LTD.

                             By:  JANA Partners LLC, its Investment Manager


                             By: /s/ Barry Rosenstein
                                 --------------------------------------
                             Name: Barry Rosenstein
                             Title: Managing Partner





                      [Signature Page to Voting Agreement]



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                                   SCHEDULE A

STOCKHOLDER NAME AND ADDRESS           COMMON STOCK             OTHER SECURITIES

JANA Master Fund, Ltd.                   3,559,400                     0
c/o JANA Partners LLC
200 Park Avenue, Suite 3300
New York, New York 10166

JANA Piranha Master Fund, Ltd.             572,500                     0
c/o JANA Partners LLC
200 Park Avenue, Suite 3300
New York, New York 10166




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